                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                  ALPNET, INC.
                (Name of Registrant as Specified in its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1)  Title of each class of securities to which transaction applies:
     2)  Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     4) Proposed maximum aggregate value of transaction:
     5) Total fee paid:
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

                                  ALPNET, INC.

                      4460 SOUTH HIGHLAND DRIVE, SUITE #100
                         SALT LAKE CITY, UTAH 84124-3543

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 23, 2000


To the Shareholders of ALPNET, Inc.:

         Notice is hereby given that the Annual Meeting of the Shareholders of ALPNET, Inc. (the "Company"), will be held on Tuesday, May 23, 2000, at 1:30 p.m., Pacific Standard Time, at the Hotel Monaco, 501 Geary Street, San Francisco, California 94102, for the following purposes:

         1. To elect directors for the terms specified in the enclosed Proxy Statement;

         2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the year 2000;

         3.       To amend the Company's Nonstatutory Stock Option Plan; and

         4. To increase the number of authorized shares of Common and Preferred Stock of the Company as described in this Proxy Statement

         5. To transact any other business which may properly come before the meeting.

         Only the shareholders of record at the close of business on March 10, 2000 are entitled to receive notice of and to vote at the meeting and any adjournments thereof. A list of shareholders as of such date will be available for examination by any shareholder for any appropriate purpose relating to the meeting, at the offices of the Company, for ten days prior to May 23, 2000.

         The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors of the Company.
                                            By Order of the Board of Directors


                                                                John W. Wittwer
                                                                      Secretary
Salt Lake City, Utah
April 10, 2000

         IT IS IMPORTANT THAT ALL SHAREHOLDERS BE REPRESENTED AT THE MEETING. Shareholders who are unable to attend in person SHOULD IMMEDIATELY MARK, SIGN, DATE AND RETURN the accompanying form of proxy in the enclosed self-addressed envelope. If you attend the meeting, you may, if you wish, revoke your proxy and vote in person. The proxy may be revoked at any time prior to its exercise in the manner described in the Proxy Statement.

                                  ALPNET, INC.

                      4460 SOUTH HIGHLAND DRIVE, SUITE #100
                         SALT LAKE CITY, UTAH 84124-3543

                                 APRIL 10, 2000

                                 PROXY STATEMENT

         This proxy statement is furnished in connection with the solicitation by the Board of Directors of ALPNET, Inc. (the "COMPANY"), of proxies to be voted at the Annual Meeting of Shareholders of the Company to be held at the Hotel Monaco, 501 Geary Street, San Francisco, California 94102, on Tuesday, May 23, 2000, at 1:30 p.m., Pacific Standard Time, and at any and all adjournments thereof. This proxy statement and the accompanying form of proxy will be first sent or given to shareholders on or about April 10, 2000.

         Your vote is important. Accordingly, you are urged to sign and return the enclosed proxy whether or not you plan to attend the meeting. If you do attend, you may vote by ballot at the meeting, thereby canceling any proxy previously given.

         ANY SHAREHOLDER WHO EXECUTES A PROXY MAY REVOKE IT ANY TIME BEFORE IT IS VOTED BY NOTIFYING THE SECRETARY OF THE COMPANY, IN WRITING, OF THE REVOCATION, OR BY DULY EXECUTING ANOTHER PROXY BEARING A LATER DATE, OR BY ATTENDING THE MEETING AND EXPRESSING A DESIRE TO VOTE HIS OR HER SHARES IN PERSON.

         The cost of this solicitation will be borne by the Company. The Company will use its own employees to assist in the solicitation of proxies. Although there is no formal agreement to do so, the Company may also reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to their principals.


                                VOTING SECURITIES

         The Company's authorized capital stock consists of 40 million shares of no par value Common Stock and 2 million shares of Preferred Stock. As of March 10, 2000 (the "RECORD DATE"), shares which are entitled to vote at the meeting include: (i) 27,944,340 shares of Common Stock; and (ii) 87,339 shares of series D Preferred Stock which have voting rights as if the preferred shares had been converted to common shares at the ratio of nine common shares for each preferred share, for a total equivalent number of 786,051 common shares. Only those shareholders of record at the close of business on the Record Date will be entitled to vote. Each shareholder of Common Stock will be entitled to one vote for each common share owned. The shareholder of series D Preferred Stock will be entitled to nine votes for each series D preferred share owned. The affirmative vote of a majority of shares represented at the meeting will be the act of the shareholders. Unless contrary instructions are given, all shares represented by the persons named in the enclosed form of proxy will be voted "FOR" each of the proposals, and otherwise in the discretion of any of the persons acting as proxies for such other business as may properly come before the meeting.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth, as of March 10, 2000, the beneficial ownership of the Company's Common Stock and Common Stock equivalents by (i) each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, and (ii) all directors and executive officers as a group. Common Stock equivalents include Preferred Stock which can be converted to Common Stock at a ratio of nine common shares for each Preferred Share of series D Preferred Stock, shares of Common Stock issuable under stock options granted and exercisable within 60 days of March 10, 2000, and shares of Common Stock issuable upon the conversion of Convertible Notes which are available to be converted within 60 days of March 10, 2000. Detailed information regarding voting securities beneficially owned by directors and director nominees is disclosed under ELECTION OF DIRECTORS, below. The information shown below was furnished to the Company by the respective persons listed.


                                                                Shares of
                                                               Common Stock
                                                             and Equivalents             Percent of
                                                               Beneficially             Common Stock
           Name and Address                                    Owned as of             and Equivalents
           of Beneficial Owner                            March 10, 2000 (1) (2)     Outstanding (1) (2)
           --------------------------------------------- ------------------------- ------------------------
           STORK                                                 3,000,000                    10.7%
             Koninklijke Machinefabriek Stork BV
             Industrieplein 3 / PO Box 38
             7550 SS Hengelo
             The Netherlands

           H.F. Boeckmann, II                                    2,761,974 (3)                 9.9%
             15505 Roscoe Boulevard
             North Hills, CA  91343

           Michael F. Eichner                                    1,567,936 (4)                 5.4%
             35 Rothschild Street
             London SE27 0JN
             United Kingdom

           All executive officers and                            3,351,258 (5)                11.7%
             directors as a group
             (10 persons)

 (1) The persons named in this table have sole voting power with respect to all shares of Common Stock and Common Stock equivalents beneficially owned by them, subject to joint tenancy and community property laws, where applicable, and the information contained in the notes to this table. The number of shares and the percentages indicated in the table have been computed assuming that each shareholder has exercised all available options to acquire Common Stock, has converted all Preferred Stock to Common Stock, and has converted all Convertible Notes to Common Stock and that no other shareholder has made the same exercise or conversions, thus indicating the maximum number and percentage of share ownership possible. The Preferred Stock has voting rights as if the Preferred Stock has been converted to Common Stock, at the ratio of nine common shares for each preferred share of series D Preferred Stock. Holders of the Preferred Stock have these voting rights even if the Preferred Stock is never converted to Common Stock. Convertible Notes have no voting rights prior to conversion.

(2) These amounts do not include shares reserved for issuance pursuant to exercise of stock options granted under the Company's Stock Option Plans which are not exercisable within 60 days of March 10, 2000.

(3) Includes 20,000 shares of Common Stock owned by Mr. Boeckmann's immediate family, as to which he disclaims beneficial ownership.

(4) Includes: (i) 786,051 shares of Common Stock issuable upon the exercise of the right to convert series D Preferred Stock which right is exercisable within 60 days of March 10, 2000, (ii) 15,000 options to acquire Common Stock which right is exercisable within 60 days of March 10, 2000, and (iii) 167,936 shares of Common Stock issuable upon the exercise of the right to convert Convertible Notes which right is exercisable within 60 days of March 10, 2000.

(5)      Includes: (i) 1,877,754 shares of Common Stock issued and outstanding,
         (ii) 786,051 shares of Common Stock issuable upon the exercise of the right to convert series D Preferred Stock which right is exercisable within 60 days of March 10, 2000, and (iii) 417,334 options to acquire Common Stock which right is exercisable within 60 days of March 10, 2000, and (iv) 270, 119 shares of Common Stock issuable upon the exercise of the right to convert Convertible Notes which right is exercisable within 60 days of March 10, 2000.



                              ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

         At the meeting, seven directors are to be elected to hold office for one year or until their successors shall be elected and qualified or until they resign. Unless authority is withheld, it is the intention of the persons named in the enclosed form of proxy to vote "FOR" the election of the persons identified as nominees for director in the table below. If the candidacy of any one or more of such nominees should, for any reason, be withdrawn, the proxies will be voted "FOR" such other person or persons, if any, as may be nominated by the Board of Directors. The Board of Directors has no reason to believe that any nominee named herein will be unable or unwilling to serve. The election of each director requires the affirmative vote of not less than a majority of the issued and outstanding Common Stock and Preferred Stock represented and entitled to vote at the meeting. Each share of Common Stock will be entitled to one vote for each director and each share of series D Preferred Stock will be entitled to nine votes for each director.

         No arrangement or understanding exists between any director or executive officer and any other person pursuant to which any director or executive officer was nominated or is to be elected as a director or officer.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES FOR DIRECTOR OF THE COMPANY.

               INFORMATION ABOUT DIRECTORS AND NOMINEES FOR DIRECTOR

         The following table sets forth the name and age of each nominee, the position and office with the Company held by each nominee, the year each first became a director, and the beneficial ownership of stock in the Company of each. The information below the table sets forth the principal occupation, employment and business experience of each nominee for the past five years.


                                                                             Shares of
                                                                           Common Stock
                                                                          and Equivalents              Percent of
                                                        First           Beneficially Owned            Common Stock
Name, Address                                          Became                  As of                 and Equivalents
And Position                              Age        a Director        March 10, 2000(1) (2)         Outstanding(1) (2)
-----------------------------------------------------------------------------------------------------------------------
NOMINEES FOR DIRECTOR

Michael F. Eichner                       54             1988                 1,567,936(3) (4)                5.4%
    35 Rothschild Street
    London  SE27 0JN
    United Kingdom
    Chairman

Jaap van der Meer                        45             1996                 1,353,246                       4.8%
    Havengebouw
    De Ruyterkade 7
    1013 AA Amsterdam
    The Netherlands
    President and CEO

John W. Wittwer                          54             1993                   153,168                       *
    4460 South Highland Drive
    Suite #100
    Salt Lake City, UT  84124
    Vice President Finance and CFO

James R. Morgan                          53             1997                    15,000                       *
    1273 North Nola Drive                          (Former director
    Centerville, UT 84014                            1990 - 1995)
    Vice President Legal and CLO

Donald N. Reeves                         63             1997                    29,725                       *
    3361 N. Calle Tortosa
    Tucson, AZ 85750

Darnell L. Boehm                         51             1999                    61,041(5)                    *
     19330 Bardsley Place
     Monument, CO  80132

Gerard J.M. Dijkstra                     51             1999                     None
     Burg. Verderlaan 13
     3544 AD Utrecht
     The Netherlands
---------------------

*        Less than 1%

(1) The persons named in this table have sole voting power with respect to all shares of Common Stock and Common Stock equivalents beneficially owned by them, subject to joint tenancy and community property laws, where applicable, and the information contained in the notes to this table. The number of shares and the percentages indicated in the table have been computed assuming that each director or nominee has exercised all available options to acquire Common Stock and has converted all Preferred Stock to Common Stock and that no other shareholder has made the same exercise or conversion, thus indicating the maximum number and percentage of share ownership possible.

(2) These amounts do not include shares reserved for issuance pursuant to exercise of stock options granted under the Company's Stock Option Plans which are not exercisable within 60 days of March 10, 2000.

(3) Includes 786,051 shares of Common Stock issuable upon the exercise of the right to convert series D Preferred Stock which right is exercisable within 60 days of March 10, 2000.

(4) Includes 167,936 shares of Common Stock issuable upon the exercise of the right to convert Convertible Notes which right is exercisable within 60 days of March 10, 2000.

(5) Includes 26,041 shares of Common Stock issuable upon the exercise of the right to convert a Convertible Note which right is exercisable within 60 days of March 10, 2000


MICHAEL F. EICHNER. Mr. Eichner is a resident of the U.K., has served as a director of the Company since May 1988, and is currently the Chairman of the Board of Directors. He served as Executive Chairman of Interlingua TTI Group Ltd. of London, England (then the largest translation Company in Europe) from 1985 until March 1988 when Interlingua was acquired by ALPNET, Inc. He joined Interlingua in 1978 and served as its Managing Director until 1984 when Interlingua merged with TTI Group and he assumed the position of Executive Chairman. Mr. Eichner is also Chairman of Eurosis Group P.L.C. of London, England, a company involved in providing leased equipment and personnel to the international conference and meetings industry.

JAAP VAN DER MEER. Mr. van der Meer is a resident of The Netherlands, has served as a director since May 1996, and as President of the Company since August 1997. He was elected Chief Executive Officer in November 1998 and serves as a member of the Company's Corporate Executive Team. Mr. van der Meer joined the Company in September 1995 assuming responsibilities for strategic development and worldwide sales and marketing. Before Mr. van der Meer joined ALPNET, he was the CEO of INK International in Amsterdam, a leading translation/localization company. Mr. van der Meer founded INK in 1980 and he and his partners sold the company to R.R. Donnelley & Sons Company in 1993. At the end of 1994, Mr. van der Meer left R.R. Donnelley to pursue his interests in combining telecommunications with language services and he worked on various consultancy projects before joining ALPNET. Mr. van der Meer holds a degree in linguistics and literature at the University of Amsterdam.

JOHN W. WITTWER. Mr. Wittwer is a resident of the U.S., was one of the founders of the Company in 1980, and has served as a director of the Company since May 1993. He is currently serving as Vice President Finance and Chief Financial Officer and as a member of the Company's Corporate Executive Team. He has been employed by the Company since 1982 serving in various roles of ALPNET's executive management, including corporate management, finance, operations, and the development of international markets. In 1987 and 1988, Mr. Wittwer was a senior member of the team that acquired and built ALPNET's global network of localization companies. This positioned the Company as an industry leader with broad service capabilities and coverage, complemented by its distinctive, proprietary translation technology. Mr. Wittwer is a Certified Public Accountant.

JAMES R. MORGAN. Mr. Morgan is a resident of the U.S. and is an attorney. He was appointed as Vice President Legal and Chief Legal Officer of the Company in February 2000. Mr. Morgan served as a director of the Company from May 1990 to December 1995. He was Chairman of the Board of the Company from May 1993 to December 1995. He was re-elected to the Board in May 1997. Mr. Morgan has extensive legal and business experience. Following his graduation from law school in 1973, Mr. Morgan clerked for a federal judge in Washington, D.C. Following his clerkship, he spent one year in private law practice in Washington, D.C., and four years in Salt Lake City, Utah. Mr. Morgan served as in-house legal counsel to a real estate syndication firm from 1980 to 1983. In 1983, he founded, and was an officer and director of his own real estate syndication firm. In 1987, he became legal counsel and director of NFT Ventures, Inc., a private venture capital firm which was a principal shareholder of ALPNET. While working for NFT Ventures, Inc., Mr. Morgan served as a director of several portfolio start-up technology firms. Since 1996, Mr. Morgan has been serving as an officer and director of Beehive International, a closely held private venture capital firm. Mr. Morgan holds a B.S. degree from Brigham Young University and a J.D. degree from the University of Utah.

DONALD N. REEVES. Mr. Reeves is a resident of the U.S. and has served as a director since August 1997. Mr. Reeves retired in 1996 as Senior Vice President of Technology Implementation with R.R. Donnelley & Sons Company. During his 38-year career with R.R. Donnelley, he was President of several divisions including Telecommunications, Electronic Graphics, and Financial Printing. During this time, Mr. Reeves also structured acquisitions of key translation and localization companies.

DARNELL L. BOEHM. Mr. Boehm is a resident of the U.S., has served as a director since August 1999, and is a Certified Public Accountant. He has an extensive background in business and finance. He is the principal of Darnell L. Boehm & Associates, a management consulting firm. Since 1986, he has served as the Chief Financial Officer and a Board member of AETRIUM, Inc., a public company and manufacturer of electromechanical equipment for handling and testing semiconductor devices. Mr. Boehm is also a director of Rochester Medical Corporation, a public company that develops, manufactures, and markets medical products for the continence care market, and he serves on its audit and compensation committees.

GERARD J.M. DIJKSTRA. Mr. Dijkstra is a resident of The Netherlands and has served as a director since November 1999. He has a Master of Science degree in Economics and is a CPA. Mr. Dijkstra is presently Executive Vice President of the Stork Technical Services Group, a group of operating companies which offers innovative and practical solutions in the field of maintenance and construction of all kinds of technical installations. In this flourishing business, Mr. Dijkstra is actively involved in finance, strategy, and manages international merger and acquisition projects. Mr. Dijkstra has over 25 years of experience in a variety of businesses, such as truck manufacturing, the electrical industry, and power plants. Mr. Dijkstra was appointed as a director of the Company in November 1999 in accordance with the provisions of the Stock Purchase Agreement relating to the Company's July 1999 acquisition of Technical Publications Services (TPS) B.V. from Stork N.V.


                      COMMITTEES OF THE BOARD OF DIRECTORS
                             AND MEETING ATTENDANCE

         The Board of Directors has the responsibility of establishing broad corporate policies and overseeing the overall performance of the Company. Regular meetings of the Board of Directors are held each quarter, and special meetings are scheduled when required. There were four regular meetings of the Board of Directors during 1999. All directors attended all of the regular meetings.

         The Company has a standing Audit Committee of the Board of Directors which is currently comprised of Messrs. Eichner, Morgan and Boehm. The principal functions of the Audit Committee are to consider and recommend the selection of independent public accountants to audit the Company's financial statements; to review the Company's internal accounting policies and controls; to review with the independent public accountants the scope and content of their audit and their recommendations and comments with respect to internal controls and accounting systems; and to reinforce the independence of the independent public accountants. The Audit Committee held one meeting in 1999.

         The Company also has a standing Compensation Committee, currently comprised of Messrs. Eichner, Reeves and Dijkstra. The functions of the Compensation Committee include reviewing and making recommendations concerning the compensation of executive officers, the granting of stock options to employees, and the compensation policies of the Company. The Compensation Committee held one meeting in 1999.


                            COMPENSATION OF DIRECTORS

         During 1999, the chairman was paid $12,500 each quarter and the other non-employee members of the Board of Directors were paid a quarterly fee of $2,000. In total, $86,000 of directors' fees were paid in 1999. In 1999, Mr. Boehm was granted an option to purchase 30,000 shares of Common Stock under the terms of the 1983 Non-Statutory Stock Option Plan (see "Compensation Pursuant to Plans" elsewhere in this Proxy Statement). These options have an exercise price of $2.00 per share with vesting dates ranging from August 2000 through August 2004. Directors who are also employees of the Company did not receive any compensation related specifically to their service on the Board.


                               EXECUTIVE OFFICERS

In addition to the executive officers who also serve as Directors, the following also serve as executive officers of the company.

GERALDINE LIM, VICE PRESIDENT OPERATIONS AND CHIEF OPERATING OFFICER, 46, joined the Company in 1984 as Chief Linguist of the Chinese Department at Interlingua Singapore, a company acquired by ALPNET. In 1986, she was promoted to Manager of Interlingua Singapore and in the following year, management of the company's Hong Kong office was added to her responsibilities. In 1988, Ms. Lim was appointed Director of ALPNET in Asia. There, she began restructuring and expanding the Company within that region. Under her guidance, Ms. Lim initiated a number of major events that would affect the company's growth in Asia. In 1993, she moved Asia headquarters from Hong Kong to Singapore. In 1994, she expanded the Singapore office and opened a new office in South Korea. In 1995, she doubled the size of the Singapore office and opened a new office in China. In 1996, she further expanded the Singapore office and opened a new office in Japan. And in 1997, she consolidated the Singapore office as regional Head Office and opened a new office in Thailand. Under the leadership of Ms. Lim, the Asian operation of ALPNET grew from 25 to 250 people in 5 years. Today, it is the largest single-owner localization entity in Asia. In November 1998, Ms. Lim was appointed to her current position of Vice President Operations and Chief Operating Officer and she serves as a member of the Company's Corporate Executive Team. She is also the chief architect of the structural engine that will be responsible for powering the new ASP business model of ALPNET.

DAVID EMERY, VICE-PRESIDENT OF INTERNATIONAL MARKETING AND ECOMMERCE, 41, is responsible for positioning ALPNET as a significant solutions provider as well as building a corporate marketing team to work with him on branding, eCommerce solutions, service model definition, external and internal marketing communications, Community Source programs and sales and marketing strategies. After graduating from SUNY at Fredonia and the University of Arizona in 1982 with degrees in Physics and Electrical Engineering respectively, Mr. Emery began his career with a position at Advanced Micro Devices in their CAD department. Mr. Emery's international career began in 1986 when he joined Siemens in Munich, Germany, as CAD Department Manager. In 1990, Mr. Emery became Managing Director of the Automation Consulting Division at Softing, an Industrial Software Consulting company based in Munich. In 1995, he joined Wonderware as Senior Business Development Manager, Senior Product Marketing Manager of Industrial Control Products. His roles included Program Director, Strategic Business Development, and OEM relationships. Invensys, which was originally named Siebe, purchased Wonderware, in April 1998. From 1998 to 1999, Mr. Emery was Program Director at Invensys, a $17 Billion supplier of Industrial Automation Solutions, where he was responsible for the marketing strategy of Windows CE and Java-TM-based Web-enabled automation solutions.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

         The following Summary Compensation Table sets forth the cash compensation and certain other components of the compensation of persons serving in the position of President of the Company during 1999, and the other most highly compensated executive officers (named executives) of the Company, whose total annual salary and bonus exceeded $100,000 in 1999.

                           SUMMARY COMPENSATION TABLE

      ------------------------------------------------------------------------------------------------------------------
                                                                                                          Long-Term
                                                                                                        Compensation
                                                                                                     -------------------
                                                       Annual Compensation                                 Awards
                                                 ----------------------------------------------------------------------

                                                                                        Other            Securities
                                                                                        Annual           Underlying
      Name and                                                       Salary (1)    Compensation (2)        Options
      Principal Position                               Year             ($)              ($)                 (#)
      ==================================================================================================================
      Jaap van der Meer                                1999          $150,000
        President and Chief Executive Officer          1998           150,000
        President (August 1997-October 1998)           1997           100,700
        Vice President of Sales and Marketing
        (through August 1997)

      John W. Wittwer                                  1999           150,810            $1,810
        Vice President Finance and                     1998           150,810             1,810
            Chief Financial Officer                    1997           137,100               300            100,000
        Executive Vice President
        (through October 1998)

      Paula Shannon                                    1999           142,667 (3)
        Vice President International Sales             1998           147,470 (3)                           50,000
           and Marketing
           (through November 1999)
        International Director of IT Services
        (through October 1998)

      Geraldine Lim                                    1999           135,000
        Vice President Operations and                  1998            64,800
           Chief Operating Officer
        Director ALPNET Asia
        (through October 1998)

         (1) Certain of the amounts presented above represent salaries awarded in US dollars, but paid in foreign currencies. The amounts paid approximate the amounts awarded subject to minor foreign currency rate fluctuations.

         (2) Represents the Company's contributions to retirement plans for the respective years.

         (3)      Amounts include sales commission.

                              OPTION GRANTS IN 1999

The following table sets forth certain information concerning options to purchase Common Stock granted during 1999 to the executives named in the Summary Compensation Table.


                                                    INDIVIDUAL GRANTS
     --------------------------------------------------------------------------------------------------------------

                                 Number          % of Total
                              of Securities        Options
                               Underlying          Granted
                                 Options         to Employees      Exercise    Expiration    Grant Date
     Name                      Granted (#)         in 1999       Price ($/SH)     Date        Value($)
     ==============================================================================================================

     NONE GRANTED DURING 1999.





                       AGGREGATED OPTION EXERCISES IN 1999
                       AND DECEMBER 31, 1999 OPTION VALUES

        The following table sets forth certain information concerning the exercise in 1999 of options to purchase Common Stock by the Executives named in the Summary Compensation Table and the unexercised options to purchase Common Stock held by such individuals at December 31, 1999.

                                                           Number of                          Value of
                                                      Securities Underlying                  Unexercised
                       Shares                              Unexercised                       In-the-Money
                      Acquired         Value               Options at                         Options at
                     on Exercise     Realized(1)          12/31/99 (#)                      12/31/99($)(2)
Name                    (#)             ($)       Exercisable/Unexercisable            Exercisable/Unexercisable
===================================================================================================================
Jaap van der Meer                                            150,000 / 0                     $595,313 / 0

John W. Wittwer                                           147,334 / 158,332               $584,982 / $570,714

Paula B. Shannon       85,000          $43,329                   0 / 0                           0 / 0

Geraldine Lim          20,000          $34,063             75,000 / 125,000               $288,156 / $450,094


(1) The value realized equals the aggregate amount of the excess of the fair market value on the date of exercise (the closing price of Common Stock as reported by the Nasdaq Stock Market for the exercise date) over the relevant exercise price.

(2) Options are "in-the-money" if the fair market value of the underlying securities exceeds the exercise price of the option. The value is calculated based on the aggregate amount of the excess of the closing price of Common Stock as reported by the Nasdaq Stock Market for December 31, 1999 ($4.72) over the relevant exercise prices.

                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors reviews and makes recommendations to the Board of Directors concerning the overall compensation for the Company's officers and other key executives, including the named executives. The Committee also oversees the granting of stock options to all executives and employees of the Company.

The Company seeks to compensate executives at competitive levels, considering the overall size and growth rate of the Company, the complexity of the Company's operations (especially as it relates to its international operations), the Company's general financial performance (with a primary focus on levels of profitability), changes in individual assignments and responsibilities, and each executive's individual contribution to meeting the Company's goals and objectives. The Company does not set specific, identified financial benchmarks to use in determining base salaries or other compensation of its executives. The Company's compensation is designed to attract and maintain highly qualified executives.

The primary components of executive compensation are base salary, related fringe benefits such as insurance plan participation (on substantially the same terms as available to all other employees), and stock option grants.

BASE SALARY. Each executive receives a base salary, denominated in the local currency of the country in which the executive resides. The base salaries for 1999 were approved by the Board of Directors in a meeting in November 1998. Base salary adjustments for the Company's executive officers for the year 1999 consisted of increases in the range of 0% to 108% as compared to 1998. These increases were determined based on the subjective collective judgements of the Compensation Committee members, using the factors discussed above as guidelines.

STOCK OPTION GRANTS. A significant component of each executive's total compensation consists of the receipt of stock options. One purpose of the granting of stock options is to reward individual performance that increases long-term shareholder value. Certain of the Company's executives were granted options in 1995 which options are currently covered by the Company's 1996 Executive Stock Option Plan and have vesting dates ranging from June 1998 through June 2000.

From January 1999 to May 1999, the Compensation Committee consisted of Michael
F. Eichner, James R. Morgan and Donald N. Reeves. From May 1999 to December 1999 the committee consisted of Michael F. Eichner, Donald N. Reeves and Herwig M. Langohr. From December 1999 to March 2000 the Committee consisted of Michael F. Eichner, Donald N. Reeves, and Gerard J.M. Dijkstra. All final decisions of the Compensation Committee were approved unanimously by the committee and subsequently ratified by the Board of Directors.

                                           Compensation Committee

                                           Michael F. Eichner
                                           Donald N. Reeves
                                           Gerard J.M. Dijkstra

                          STOCK PRICE PERFORMANCE GRAPH

         The following graph presents a comparison of the cumulative total shareholder return on the Company's Common Stock with the cumulative total return on the Nasdaq Stock Market (U.S.) Index and the Quantum MicroCap Benchmark. This graph assumes that $100 was invested on December 31, 1994 in the Company's Common Stock, the Nasdaq Stock Market (U.S.) Index, and the Quantum MicroCap Benchmark.

         The Quantum MicroCap Benchmark was chosen because there is no published industry index for the industry in which the Company operates nor are there any public companies in the Company's industry, who have been public for the five-year period of comparisons, with published results from which to make a selection of peer issuers. The Quantum MicroCap Benchmark is an index of approximately 4,100 companies with an average market capitalization of approximately $110,000,000. The Company's market capitalization was approximately $132,000,000 as of December 31, 1999.

                         COMPARISON OF STOCK PRICES FOR
                  ALPNET, INC., THE NASDAQ STOCK MARKET (U.S.),
                         AND QUANTUM MICROCAP BENCHMARK

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPH

                                                                                         Quantum
                                                                                         MicroCap
                                    ALPNET, Inc.              NASDAQ                    Benchmark
                                    ------------              ------                    ---------
                  1994                   100                    100                       100
                  1995                   645                    141                       134
                  1996                   567                    174                       157
                  1997                   734                    214                       195
                  1998                   591                    300                       180
                  1999                 1,679                    543                       254

         There can be no assurance about the Company's stock performance in future periods. The Company does not make nor does it endorse any predictions as to the future stock price performance.

         The immediately preceding sections entitled "Compensation Committee Report on Executive Compensation" and "Stock Price Performance Graph" do not constitute soliciting material for purposes of Rule 14a-9 of the Securities and Exchange Commission, may not be deemed to have been filed with the Commission for purposes of Section 18 of the Securities Exchange Act of 1934, and are not to be incorporated by reference into any other filing made with the Commission by the Company.

                         COMPENSATION PURSUANT TO PLANS

1983 NONSTATUTORY STOCK OPTION PLAN

         The Company has reserved 2,152,323 shares of Common Stock for issuance under its 1983 Non-Statutory Stock Option Plan, as amended (the "1983 PLAN"). The 1983 Plan is administered by the Board of Directors (with recommendations from the Compensation Committee), which selects the optionees and determines:
(i) the number of shares subject to each option; (ii) when the option becomes exercisable; (iii) the exercise price; and (iv) the duration of the option, which cannot exceed ten years from the date of the grant. The options granted pursuant to the Company's 1983 Plan are reserved for issuance to key employees, executive officers, directors and independent contractors of the Company and its subsidiaries. Generally, the options expire if employment is terminated and are non-transferable except by will or the laws of descent and distribution as to accrued or vested portions. In 1988, the initial term of the 1983 Plan expired. The Board of Directors has extended the term of the 1983 Plan to 2008.

         The Board of Directors may also grant stock appreciation rights ("SAR'S") in connection with specific options granted under the 1983 Plan. Each SAR entitles the holder to either cash (in an amount equal to the excess of the fair market value of a share of the Company's Common Stock over the option price of the related option) or Common Stock (with the number of shares issued being determined by dividing the SAR's cash value by the fair market value of a share on the SAR exercise date). SAR's may be granted at the same time options under the 1983 Plan are granted and to holders of previously granted options. No SAR's have been granted under the 1983 Plan.

         At December 31, 1999, 402,231 shares of Common Stock had been issued upon exercise of options granted under the 1983 Plan, and options to purchase an aggregate of 1,454,800 shares of the Company's Common Stock (net of exercises and cancellations) were outstanding under the 1983 Plan. Based on 2,152,323 shares currently reserved for issuance and 1,857,031 shares issued or issuable upon exercise of options granted under the 1983 Plan, options for an additional 295,292 shares could be granted in the future, under terms of the Plan.

1996 EXECUTIVE STOCK OPTION PLAN

         The Company has reserved 2,950,000 shares of Common Stock for issuance to key executives under its 1996 Executive Stock Option Plan (the "1996 Plan"). The 1996 Plan is administered by the Board of Directors (with recommendations from the Compensation Committee), which selects the optionees and determines;
(i) the number of shares subject to each option; (ii) when the option becomes exercisable; (iii) the exercise price; and (iv) the duration of the option, which cannot exceed September 1, 2000. The options covered by this plan expire September 1, 2000 or when the employee or director terminates employment with the Company, if sooner, and are non-transferable except by will or the laws of descent and distribution as to accrued or vested portions. The 1996 Plan provides for no additional grants of options prior to the September 1, 2000 expiration date.

         At December 31, 1999, 1,260,666 shares of Common Stock had been issued upon exercise of options granted under the 1996 Plan, and options to purchase an aggregate of 912,666 shares of the Company's Common Stock (net of exercises and cancellations) were outstanding.

PROFIT SHARING 401(k) PLAN

         In January 1986, the Company adopted a contributory profit sharing plan ("PLAN") which is designed to meet the requirements for qualification under
Section 401(k) of the Internal Revenue Code. The adoption of the Plan was approved by the Board of Directors in November 1985. Under the provisions of the Plan, covered U.S. employees may elect a salary reduction and have amounts equal to the reduction of salary contributed to the Plan for their benefit, which contribution is excluded from the employees' taxable income. The Company has discretionary authority to make additional contributions to the Plan for the benefit of employees. The total of the Company's deductible annual contribution may not exceed 20% of the employee's annual compensation, reduced by such employee's elective deferral of compensation, which may not exceed $10,000 per annum. Company contributions to the Plan were $30,000, $50,680 and $10,450, in 1999, 1998 and 1997, respectively, of which a total of $1,810, $1,810 and $300 was for the benefit of Mr. Wittwer in 1999, 1998 and 1997, respectively.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Reference is made to the section, "Compensation Pursuant to Plans" for information related to options granted to certain officers and directors.


              LITIGATION INVOLVING EXECUTIVE OFFICERS AND DIRECTORS

         During the past five years, no executive officer or director of the Company has been, nor is presently, involved in any litigation material to such executive officer's or director's ability to serve as such or as to his integrity.


                      RATIFICATION OF SELECTION OF AUDITORS
                                (PROPOSAL NO. 2)

         Subject to ratification by the shareholders, the Board of Directors, upon the recommendation of the Audit Committee, has selected the accounting firm of Ernst & Young LLP to serve as auditors of the financial records of the Company and its subsidiaries for the fiscal year ending December 31, 2000. The accounting firm of Ernst & Young LLP, and its predecessors, has been the independent auditor of the Company since 1983.

         One or more representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have an opportunity to make a statement and respond to appropriate questions.

         THE SELECTION OF ERNST & YOUNG LLP WILL BE SUBMITTED FOR RATIFICATION BY THE SHAREHOLDERS AT THE ANNUAL MEETING. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION.

                AMENDMENT OF 1983 NONSTATUTORY STOCK OPTION PLAN
                                (PROPOSAL NO. 3)

         The Company's Nonstatutory Stock Option Plan (the "Plan"), was adopted on September 19, 1983 by the Board of Directors of the Company. The Plan was amended by the Company's shareholders on July 30, 1984, March 1, 1985, and November 29, 1986. The proposed amendment to the Plan would automatically make available for options under the Plan, in any one calendar year, fifteen percent (15%) of the issued and outstanding shares of the Company's common stock as of the first day of each calendar year for which the Plan is in effect. Any shares of common stock available in any year using the fifteen percent (15%) formula that are not granted under the Plan will be available for use under the terms of the Plan in subsequent years. The common stock available for issuance under the Plan pursuant to the fifteen percent (15%) per year formula will not include common stock which the Company is now or may become obligated to issue as a result of an acquisition, merger or reorganization involving the Company. The exact wording of the proposed amendment is set forth below.

         The purpose of the Plan is to promote the long-term success of the Company by providing financial incentives to key employees of the Company and its subsidiaries who are in positions to make significant contributions toward such success. The Plan is designed to attract individuals of outstanding ability to employment with the Company or a subsidiary and to encourage key employees to acquire a proprietary interest in the Company, to continue employment with the Company or subsidiary, and to render superior performance during such employment.

         The Plan will expire on September 19, 2008, unless extended by the Board of Directors. Currently, the aggregate number of common shares with respect to which options can be granted under the Plan cannot exceed 2,152,323 shares.

         The Board of Directors believes it would be in the best interests of the Company and its shareholders to amend the Plan to provide for automatic increases in the aggregate number of shares available under the Plan. The amendment will allow the Plan to grow along with the growth of the Company and insure that the Company has sufficient stock available under the Plan to meet the stated purposes of the Plan.

         It is proposed that Section 4 of the Plan be amended to read in its entirety as follows:

                  4. AGGREGATE STOCK TO BE OPTIONED

                  THE AGGREGATE NUMBER OF SHARES OF COMMON STOCK WITH RESPECT TO WHICH NONSTATUTORY STOCK OPTIONS MAY BE GRANTED UNDER THIS PLAN ON AN ANNUAL BASIS SHALL NOT EXCEED FIFTEEN PERCENT (15%) OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK AS OF THE FIRST DAY OF EACH CALENDAR YEAR FOR WHICH THE PLAN IS IN EFFECT SUBJECT TO ADJUSTMENT IN ACCORDANCE WITH SECTION 10. ANY SHARES AVAILABLE IN ANY YEAR USING THIS FORMULA THAT ARE NOT GRANTED UNDER THIS PLAN WILL BE AVAILABLE FOR USE IN SUBSEQUENT YEARS.

In addition, there are currently 776,668 shares of common stock available to be issued under the 1996 Executive Stock Option Plan (the "Executive Plan") which expires on September 1, 2000. No further options will be granted under the Executive Plan. Accordingly, the Board of Directors also proposes to reallocate 776,668 shares from the Executive Plan to the Plan.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDER VOTE "FOR" THE ABOVE PROPOSAL.

             INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON AND
                         PREFERRED STOCK OF THE COMPANY
                                (PROPOSAL NO. 4)

         The authorized capital stock of the Company now consists of 40,000,000 shares of Common Stock, without par value, of which 27,944,340 are outstanding as of the record date, and 2,000,000 shares of Preferred Stock of which 87,339 are outstanding as of the record date.

         The Board of Directors believes it would be in the best interest of the Company and its shareholders to amend the Articles of Incorporation to increase the authorized capital stock to 100,000,000 shares of Common Stock without par value and 4,000,000 shares of Preferred Stock without par value. To effect this change, the first paragraph of Article FOURTH of the Articles of Incorporation would be amended to read as follows:

                                     FOURTH

                     THE AGGREGATE NUMBER OF SHARES OF STOCK THAT THE
            CORPORATION HAS AUTHORITY TO ISSUE IS 100,000,000 SHARES OF NO PAR VALUE COMMON STOCK AND 4,000,000 SHARES OF PREFERRED STOCK. THE BOARD OF DIRECTORS IS AUTHORIZED TO ESTABLISH SERIES OF SUCH PREFERRED SHARES, TO FIX AND DETERMINE VARIATIONS IN THE RELATIVE SHARES SO ESTABLISHED, AND TO FIX AND DETERMINE THE TERMS THEREOF, INCLUDING DIVIDEND OR INTEREST RATES, CONVERSION PRICES, VOTING RIGHTS, MATURITY DATES AND SIMILAR MATTERS RELATIVE THERETO. THERE SHALL BE NO PREEMPTIVE RIGHTS TO THE ISSUANCE OF SHARES OF THE STOCK OF THE CORPORATION.

         The only change effected in Article FOURTH by the proposed amendment will be to increase the authorized shares of Common Stock from 40,000,000 to 100,000,000 and the shares of Preferred Stock from 2,000,000 to 4,000,000. The remaining text of Article FOURTH is unchanged from the text as presently in effect.

         The Board of Directors is proposing to increase the authorized Common Stock to afford the Board of Directors flexibility in responding promptly to future financing requirements of the Company, including, without limitation, acquisitions of other businesses for shares of capital stock on the most favorable terms as opportunities may arise from time to time in the future, the raising of additional capital, and issuance pursuant to stock option or other employee benefit or incentive compensation plans. If authorization of any increase in the capital stock is postponed until a specific need arises, the delay and expense incident to obtaining the approval of stockholders at that time could impair the Company's ability to meet its objectives. The Company has no immediate need for additional authorized shares. There is no present intention to issue any additional shares of the Preferred Stock.

         If the proposed amendment is approved, the additional shares of capital stock would be generally available for issuance without further action by the shareholders. The additional shares of Common Stock issued hereafter would be identical to the Common Stock currently outstanding. No stockholder has any preemptive rights, and issuance of the additional Common Stock could dilute the voting rights of present holders of Common Stock. It is possible, depending upon the transaction in which either Common Stock or Preferred Stock is issued, that issuance of such capital stock could have a dilutive effect on shareholders' equity and earning per share attributable to present holders.

         The Board of Directors could issue the additional (as well as the existing authorized but unissued) capital stock to impede any unsolicited bid for control of the Company which the Board believed was not in the best interest of the Company and its stockholders. The availability of the additional capital stock as a defensive response to a takeover attempt is not a motivating factor in the Board's approval of the proposed amendment to Article FOURTH, and the Board is not aware of any effort to obtain control of the Company.

         The affirmative vote of a majority of the outstanding Common Stock is required for approval of the proposed amendment to Article FOURTH.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSED AMENDMENTS OF ARTICLE FOURTH OF THE RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON AND PREFERRED STOCK.


                           VOTE NECESSARY FOR APPROVAL

         A majority of the outstanding shares of Common Stock and Common Stock equivalents of the Company represented at the annual meeting shall constitute a quorum of the shareholders. Each matter to be voted upon at the annual meeting for which this proxy statement is provided will be approved and adopted if at least a majority of all outstanding shares of Common Stock and Common Stock equivalents of the Company voted at the meeting are cast in favor of such approval and adoption.


                              SHAREHOLDER PROPOSALS

         Any shareholder proposals intended to be presented at the Annual Meeting of Shareholders to be held in the year 2001 must be received by the Company by December 1, 2000 to be considered by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting.


                                  OTHER MATTERS

         Neither the Company nor any of the persons named as proxies know of matters other than those stated above to be presented and voted on at the annual meeting. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment on such matters.


                                  ANNUAL REPORT

         The Annual Report to Shareholders of the Company for the fiscal year ended December 31, 1999 on Form 10-K has been mailed with this proxy statement to shareholders of record as of March 10, 2000, but is not deemed a part of the proxy soliciting materials.

                              FINANCIAL STATEMENTS

         Financial statements for the Company and its subsidiaries are included in the Annual Report on Form 10-K for the Year 1999, which is being furnished to all shareholders along with this Proxy Statement.

         EXHIBITS TO THE FORM 10-K WILL BE FURNISHED ONLY UPON SPECIFIC REQUEST AND UPON PAYMENT OF A FEE REPRESENTING THE EXPENSES OF FURNISHING ANY SUCH EXHIBITS.

                                            By Order of the Board of Directors


                                                                John W. Wittwer
                                                                      Secretary
Salt Lake City, Utah
April 10, 2000

                          PROXY FOR 2000 ANNUAL MEETING
                               OF SHAREHOLDERS OF
                                  ALPNET, INC.

                      4460 SOUTH HIGHLAND DRIVE, SUITE #100
                         SALT LAKE CITY, UTAH 84124-3543

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James R. Morgan and John W. Wittwer, and each of them, as proxies of the undersigned, with full power of substitution and revocation to each of them, for and in the name of the undersigned to vote all shares of Common Stock of ALPNET, Inc. (the "COMPANY"), which the undersigned would be entitled to vote if personally present at the Company's Annual Meeting of Shareholders to be held on May 23, 2000, and at any adjournment or adjournments thereof, with all the powers the undersigned would possess if personally present, with authority to vote (i) as specified by the undersigned below, and (ii) in the discretion of any proxy upon such other business as may properly come before the meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3, AND 4.

1.       ELECTION OF DIRECTORS

    / / FOR all nominees listed below          / / WITHHOLD AUTHORITY
        (EXCEPT AS MARKED TO THE                   to vote for all
        CONTRARY BELOW)                            nominees listed below

         [INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.]


                               Michael F. Eichner
                                Jaap van der Meer
                                 John W. Wittwer
                                 James R. Morgan
                                Donald N. Reeves
                                Darnell L. Boehm
                              Gerard J.M. Dijkstra

2. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

         / /  FOR                   / /  AGAINST                    / /  ABSTAIN


3.       PROPOSAL TO AMEND THE 1983 NONSTATUTORY STOCK OPTION PLAN OF THE
         COMPANY.

         / /  FOR                   / /  AGAINST                    / /  ABSTAIN


4. PROPOSAL TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON AND PREFERRED STOCK OF THE COMPANY

         / /  FOR                   / /  AGAINST                    / /  ABSTAIN

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, AND 4 AND OTHERWISE IN THE DISCRETION OF ANY OF THE PROXIES.

                           Please sign exactly as your name appears on the label to the left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



                                                  Stockholder Signature

DATED this______day of ________2000.
PLEASE VOTE, SIGN, DATE, AND RETURN               Stockholder Signature (Joint
THIS PROXY USING THE ENCLOSED ENVELOPE.            Signature if  Applicable)